Exhibit 99.1

For Immediate Release
Contact: Andrew Fisher
(202) 483-7000
Afisher@unither.com

UNITED THERAPEUTICS FILES LAWSUIT AGAINST SANDOZ

FOR INFRINGEMENT OF REMODULIN PATENTS

Silver Spring, MD, March 15, 2012:  United Therapeutics Corporation (NASDAQ: UTHR) today announced that it has filed a lawsuit in the U.S. District Court for the District of New Jersey against Sandoz Inc. (Sandoz) for infringement of U.S. Patent Nos. 5,153,222, 6,765,117 and 7,999,007 relating to United Therapeutics’ product Remodulin® (treprostinil) injection (Remodulin).

The lawsuit is based on an Abbreviated New Drug Application (ANDA) filed by Sandoz with the U.S. Food and Drug Administration (FDA) requesting approval to market a generic version of the 10 mg/mL strength of Remodulin.  Sandoz’s ANDA alleges that the three patents mentioned above are not valid, not enforceable and/or will not be infringed by the commercial manufacture, use or sale of the proposed product described in Sandoz’s ANDA submission.

United Therapeutics filed its lawsuit within 45 days of receipt of notice from Sandoz of its ANDA filing.  As a result, under the Hatch-Waxman Act, the FDA is automatically precluded from approving Sandoz’s ANDA for up to 30 months.

United Therapeutics intends to vigorously enforce its intellectual property rights relating to Remodulin, including the three patents mentioned above which are listed in the FDA’s Approved Drug Products List (the Orange Book).  However, given the unpredictability inherent in litigation, United Therapeutics cannot predict the outcome of this matter or guarantee the outcome of any litigation.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding the enforcement of our intellectual property rights.  These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic and other reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results.  These risks and uncertainties include, among others, our ability to successfully enforce our intellectual property rights, and such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For a discussion of risks related to the ANDA filing by Sandoz, see the discussions in our Annual Report on Form 10-K filed on February 28, 2012, under the sections entitled Item 1—Business—Government Regulation—Hatch-Waxman Act and Item 1A—Risk Factors—Risks Related to our Business—The validity, enforceability and scope of certain of our patents covering Remodulin are currently being challenged as a result of a recent abbreviated new drug application (ANDA) filing from a generic drug company. The outcome of the current or any future challenges to the validity, enforceability or scope of our patent portfolio could significantly reduce revenues from Remodulin. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.  We are providing this information as of March 15, 2012, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

REMODULIN is a registered trademark of United Therapeutics Corporation.